   News Release
American National Insurance Company, Galveston, Texas
Contact: Steve Pavlicek (409) 766-6447

For Immediate Release

AMERICAN NATIONAL ANNOUNCES FOURTH QUARTER 2009 RESULTS

Galveston, Texas – February 19, 2010- American National Insurance Company (Nasdaq: ANAT) announced fourth quarter 2009 net income of $34,975,000 ($1.31 per diluted share) compared to a net loss of $65,055,000 ($2.46 per diluted share) for the same period in 2008.  The 2008 loss was primarily the result of other-than-temporary impairments of security investments as well as catastrophe losses in the property and casualty business.

After tax operating earnings for the fourth quarter were $30,134,000 ($1.13 per diluted share) compared with $44,019,000 ($1.66 per diluted share) for the same period in 2008.  After tax operating earnings exclude after tax net realized investment gains and losses, which totaled a net realized gain of $4,841,000 ($0.18 per diluted share) for the fourth quarter of 2009 compared with a net realized loss of $109,074,000 ($4.12 per diluted share) for the fourth quarter of 2008.  The 2008 realized loss was primarily the result of $90,877,000 (after-tax) of other-than-temporary impairments.

Net income for the year ended December 31, 2009 totaled $15,625,000 ($0.59 per diluted share) compared to a net loss of $153,998,000 ($5.82 per diluted share) for the year ended December 31, 2008.

After tax operating earnings for 2009 totaled $64,828,000 ($2.44 per diluted share) compared to $92,813,000 ($3.50 per diluted share) for 2008. After tax operating earnings exclude after tax net realized investment gains and losses, which totaled a net realized loss of $49,203,000 ($1.85 per diluted share) for 2009 compared to a net realized loss of $246,811,000 ($9.32 per diluted share) in 2008.

Revenues for both the three months and twelve months ending December 31, 2009, were up significantly over the same periods in 2008 due to the impact of the other-than-temporary impairments on the 2008 amounts.

Overall annual after tax operating earnings for 2009 were down $28.0 million from 2008, the result of lower after tax operating earnings from non-insurance lines, primarily in our real estate investment subsidiaries.  The after tax operating earnings from insurance operations increased $20.0 million due to stronger earnings from the life and annuity lines and improved results in the property and casualty lines.  The Property and Casualty segment returned an after-tax gain of $12.5 million in the fourth quarter of 2009 compared to an after-tax loss of $6.5 million in the fourth quarter of 2008.

Total assets as of December 31, 2009 grew to $20.2 billion, a 9.6% increase from the end of 2008.  Stockholders’ Equity as of December 31, 2009 was $3.5 billion, up 10.4% from the end of 2008.  The improvement in the financial markets was the primary reason for the increase in equity.  Book value per basic share was $130.29 at December 31, 2009 as compared to $118.35 per share at December 31, 2008.

Sales of deferred fixed annuities remained strong during 2009.  This is reflected in policy deposits received, which for 2009 were $2.3 billion, a 13.6% increase over 2008.

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American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Revenues	$789,645,000	$540,906,000	$2,949,779,000.	$2,518,641,000.

After-tax earnings (losses):
Operating earnings (losses) **	$30,134,000	$44,019,000	$64,828,000	$92,813,000
Net realized investment gains (losses)	$4,841,000	$(109,074,000)	$(49,203,000)	$(246,811,000)
Net income (loss)	$34,975,000	$(65,055,000)	$15,625,000	$(153,998,000)

Per share earnings (losses):
Operating earnings – Diluted **	$1.13	$1.66	$2.44	$3.50
Net realized investment gains (losses) – Diluted	$0.18	$(4.12)	$(1.85)	$(9.32)
Net income (loss) – Diluted	$1.31	$(2.46)	$0.59	$(5.82)

Diluted number of shares
upon which computations are based:	26,597,476	26,479,832	26,597,476	26,479,832

		As of
		December 31, 2009	December 31, 2008

Book value per basic share		$130.29	$118.35

*	Results are preliminary and unaudited. American National expects to timely file its annual Form 10-K in March.
**	Operating earnings exclude after-tax realized investment gains and losses. The sum of Operating earnings (losses) and Net realizedinvestment gains (losses) is equal to Net income (loss).

American National Insurance Company is headquartered in Galveston, Texas.  American National has over $20.1 billion in assets and is rated A (Excellent) by A.M. Best Company, and AA- (Very Strong) by Standard & Poor’s. The American National family of companies offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures.  American National’s major insurance subsidiaries include American National Life Insurance Company of Texas, Standard Life and Accident Insurance Company, Garden State Life Insurance Company, American National Property and Casualty Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company’s web site at www.anico.com.

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The statements contained in this release that are not historical statements, including statements regarding future performance, plans and projections, are forward-looking statements based on management’s current expectations.  Such forward-looking statements are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties detailed in the Company’s financial statements and in the Company’s Form 10 registration statement filed with the Securities and Exchange Commission.  Actual results may differ materially from these statements due to changes in business, regulatory, competitive, market, economic, and political factors that are beyond our control.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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